Grant Park Fund Weekly Commentary

For the Week Ended August 19, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Sep 2006 - Aug 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	1.5%	-0.3%	-5.3%	3.9%	-0.3%	4.1%	5.3%	4.1%	12.4%	-16.4%	0.4	0.5
B**	1.5%	-0.3%	-5.7%	3.3%	-1.0%	3.4%	N/A	3.4%	12.4%	-17.1%	0.3	0.4
Legacy 1***	1.5%	-0.2%	-4.0%	5.8%	N/A	N/A	N/A	-0.6%	11.4%	-10.9%	0.0	-0.1
Legacy 2***	1.5%	-0.3%	-4.3%	5.3%	N/A	N/A	N/A	-1.0%	11.4%	-11.1%	0.0	-0.1
Global 1***	1.4%	0.0%	-4.7%	2.1%	N/A	N/A	N/A	-2.6%	10.8%	-13.3%	-0.2	-0.3
Global 2***	1.4%	-0.1%	-4.9%	1.8%	N/A	N/A	N/A	-3.0%	10.7%	-13.5%	-0.2	-0.4
Global 3***	1.4%	-0.2%	-6.0%	0.0%	N/A	N/A	N/A	-4.8%	10.7%	-14.6%	-0.4	-0.6

S&P 500 Total Return Index****	-4.6%	-12.9%	-9.5%	9.1%	-2.2%	-0.9%	1.9%	-0.9%	18.8%	-50.9%	0.0	-0.1
Barclays Capital U.S. Long Gov Index****	4.2%	11.7%	19.1%	8.1%	10.6%	9.5%	7.9%	9.5%	12.3%	-12.3%	0.8	1.4

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	41%					38%
Energy	8%	Short	Natural Gas	3.4%	Short	8%	Short	Natural Gas	3.6%	Short
			Crude Oil	3.1%	Short			Crude Oil	2.7%	Short
Grains/Foods	14%	Long	Corn	4.7%	Long	13%	Long	Corn	4.6%	Long
			Sugar	2.7%	Long			Sugar	2.4%	Long
Metals	19%	Short	Aluminum	5.1%	Short	17%	Long	Aluminum	5.0%	Short
			Gold	3.4%	Long			Copper	3.1%	Long
FINANCIALS	59%					62%
Currencies	21%	Short $	Japanese Yen	4.0%	Long	22%	Short $	Japanese Yen	4.1%	Long
			Euro	1.6%	Long			Euro	2.2%	Long
Equities	14%	Short	Dax Index	1.8%	Long	14%	Short	Dax Index	2.1%	Long
			Nasdaq	1.8%	Short			S&P 500	1.8%	Short
Fixed Income	24%	Long	U.S. 10-Year Treasury Notes	3.0%	Long	26%	Long	U.S. 10-Year Treasury Notes	3.5%	Long
			Bunds	2.8%	Long			Bunds	3.1%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices tumbled as concerns about a global economic downturn weighed heavily on demand forecasts. Weak U.S. manufacturing reports from the Philadelphia Federal Reserve also contributed to the decline in crude oil. Natural gas prices fell nearly 3% due to cooler temperatures in the U.S and an expected increase in domestic inventories.

Grains/Foods

Wheat prices rose after reports from the U.S. Department of Agriculture showed reduced domestic wheat acreage and weak yield predictions. Forecasts for dry weather in the southern Great Plains region of the U.S. supported wheat prices as well. Sugar prices rallied in excess of 11% because of reports which showed improved demand from China, the world's second largest sugar consumer.

Metals

Gold markets rallied to all-time highs as investors sought safe-haven investments amidst global economic turmoil. Investors who bought gold to hedge against decline in the U.S. dollar added to gains in the markets. Bases metals market were under pressure as weak U.S. industrial production prompted liquidations.

Currencies

Concerns surrounding potential further intervention of the Swiss National Bank to devalue the Swiss franc put heavy pressure on the franc against major currencies. The U.S. dollar underwent a steady decline as weak economic data and sharp selloffs in the North American equity markets prompted investors to invest outside the U.S. The euro reversed higher due to news the ECB was considering purchasing Italian and Spanish debt in order to aid the ailing economies.

Equities

Global equity markets sold off sharply last week as investors liquidated risky assets due to renewed fears of a global recession. European equity markets were under heavy pressure as investors believed a solution to Eurozone debt concerns was not in the near future.

Fixed Income

Equity market losses spurred increased demand for safe-haven U.S. debt, moving prices higher. German bunds rallied as last week's meeting between French and German officials failed to provide support to Eurozone growth forecasts.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.